UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 12, 2011

Champion Industries, Inc.

(Exact Name of Registrant as Specified in Its Charter)

West Virginia

(State or Other Jurisdiction of Incorporation)

0-21084                                                      55-0717455

             (Commission File No.)                      (IRS Employer Identification No.)

2450 First Avenue
P. O. Box 2968
Huntington, West Virginia                                                                                                                            25728

(Address of Principal Executive Offices)                                                                                                   (Zip Code)

(304) 528-2700

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
0	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
0	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
0	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
0	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 – Registrant’s Business and Operations

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The Company’s term loan facility and $17,000,000 revolving credit facility (Credit Agreement) with a syndicate of banks contain restrictive financial covenants requiring the Company to maintain certain financial ratios.  On December 12, 2011, Fifth Third Bank, the Administrative Agent under the Credit Agreement, sent the Company a Notice of Default and Reservation of Rights (“Notice of Default”), advising that the Company is in default under provisions of the Credit Agreement requiring it to maintain certain financial ratios. The default relates to Sections 6.20(a), 6.20(b), and 6.20(d) of the Credit Agreement.

The Notice of Default also advised that the Administrative Agent has not waived the Events of Default and reserves all rights and remedies as a result thereof.  Those remedies include, under the Credit Agreement, the right to accelerate and declare due and immediately payable the principal and accrued interest on all loans outstanding under the Credit Agreement.

The Notice of Default further stated that any extension of additional credit under the Credit Agreement would be made by the lenders in their sole discretion without any intention to waive any Events of Default.

In connection with the Credit Agreement, the Company and all of its subsidiaries entered into a security agreement and deeds of trust and mortgages in favor of the Administrative Agent for the various lenders from time to time parties to the Credit Agreement, pursuant to which the Company and its subsidiaries encumbered substantially all their assets for the benefit of the secured parties, as collateral security for the payment and performance of their obligations under the Credit Agreement.  The encumbered assets include substantially all tangible and intangible assets of the Company and its subsidiaries including, without limitation, substantially all accounts receivable, inventory, equipment, real estate and stock of the subsidiaries.

Regardless of the Company’s inability to remain in compliance with certain financial covenants, the Company has made every scheduled payment of principal and interest.  The principal payments made by the Company from the loan inception in September 2007 through October 31, 2011 aggregated approximately $37.9 million or 44.3% of the initial balance outstanding at September 2007 of approximately $85.5 million, during a significant economic and secular downturn within the economy.

The Administrative Agent at its sole discretion may withdraw funds deposited under the Contribution Agreement and Cash Collateral Security Agreement dated March 31, 2010 among the Company, Marshall T. Reynolds and the Administrative Agent (“Contribution Agreement”) as cash collateral of up to $2,500,000 upon an event of default or to satisfy certain covenant provisions under the Credit Agreement.  Pursuant to the terms of the Contribution Agreement, the triggers which may require a draw and subsequent issuance of subordinated debt include a payment violation, a fixed charge coverage ratio violation, and a delivery violation by the Company failing to deliver a Compliance Certificate to the Administrative Agent when due under the Credit Agreement.  The Company has received no notification from the Administrative Agent regarding the use of cash collateral as a result of the Company’s inability to remain in compliance with certain financial covenants.

The Company has engaged the investment banking group of Raymond James & Associates, Inc. to assist it with a restructuring or refinancing of the existing debt and other potential transaction alternatives. The Company continues to have ongoing dialogue with the Administrative Agent and the syndicate of banks with respect to a forbearance agreement regarding the Events of Default and/or an amendment/restructuring of the existing debt.    A total of $47,610,000 of current and long-term debt and outstanding revolving line of credit borrowings are subject to accelerated maturity and, as such, the creditors may, at their option, give notice to the Company that amounts owed are immediately due and payable.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAMPION INDUSTRIES, INC. (Registrant)
Date: December 15, 2011
/s/ Todd R. Fry Todd R. Fry, Senior Vice President and Chief Financial Officer

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